UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 7, 2012

AOL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

212-652-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Employment Agreement of the Chief Operating Officer

On September 7, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of AOL Inc., a Delaware corporation (the “Company”), approved a new employment agreement dated as of September 10, 2012 and effective as of September 7, 2012, (the “Agreement”) between the Company and Mr. Arthur Minson in connection with Mr. Minson’s promotion to the position of Chief Operating Officer. The Agreement supersedes and replaces the prior employment agreement between AOL LLC (the Company’s predecessor in interest) and Mr. Minson, dated August 24, 2009 and effective as of September 8, 2009. The Agreement provides for Mr. Minson to continue to serve as the Company’s Executive Vice President and Chief Operating Officer through September 6, 2016 (the “Term Date”). If at the Term Date, Mr. Minson’s employment has not been terminated previously and Mr. Minson and the Company have not agreed to an extension or renewal of the Agreement or to the terms of a new employment agreement, Mr. Minson’s employment term shall continue on a month-to-month basis subject to termination by either party on 30 days’ written notice. The Agreement provides for an annual base salary of $850,000 and target annual incentive bonus opportunity of 200% of his base salary.

The Agreement substantially conforms to the material terms established by the Company with respect to all of its executive officers. As a result, the Agreement provides a reduction in some benefits to Mr. Minson compared to his prior employment agreement that was entered into prior to the Company’s spin-off from Time Warner Inc., including a reduction in the amount of cash severance benefits, the payment of cash severance benefits over time rather than in a lump sum, and no acceleration of vesting for future equity awards upon a termination without cause.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement.

Awards to Chief Operating Officer

On September 7, 2012, the Committee approved the grant of the following awards to Mr. Minson on the Company’s next scheduled equity grant date:

•

A non-qualified option to purchase shares of Company common stock with an aggregate grant date value of $1,666,666 at an exercise price equal to the fair market value of a share of Company common stock on the grant date. The option will have a ten-year term and, subject to continued employment with the Company, the shares subject to the option will vest over a four-year period. One quarter of the shares subject to the option will vest and become exercisable on the first anniversary of the grant date and the remaining shares subject to the option will vest and become exercisable monthly thereafter.

•	Restricted stock units with an aggregate grant date value of $1,666,666 equal to the fair market value of a share of Company common stock on the grant date. Subject to continued employment with the Company, the restricted stock units will vest over a four-year period. One half of the restricted stock units will vest on the second anniversary of the grant date, one quarter of the restricted stock units will vest on the third anniversary of the grant date and the remaining one quarter of the restricted stock units will vest on the fourth anniversary of the grant date.

•

An award of performance units settled in shares of Company common stock conditioned upon the achievement of the Company’s three-year relative total shareholder return during a performance period from January 1, 2012 until December 31, 2014. The target number of performance units subject to the award will have a value equal to $1,666,666 based on the fair market value of the Company’s common stock on the grant date.

In approving the Agreement and the awards, the Committee reviewed peer group and salary survey data and consulted with its independent compensation consultant. The foregoing description of the awards to Mr. Minson does not purport to be complete and is qualified in its entirety to the award agreements and the 2010 AOL Inc. Stock Incentive Plan, as amended and restated, with respect to such awards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL INC.

By:	/s/ John Reid-Dodick
Name:	John Reid-Dodick
Title:	Executive Vice President and Chief People Officer

Date: September 11, 2012